Exhibit 3.1

ACTION BY WRITTEN CONSENT OF

THE BOARD OF DIRECTORS OF

CHINESEINVESTORS.COM, INC.

AN INDIANA CORPORATION

The undersigned, being the Board of Directors of ChineseInvestors.com, Inc., an Indiana corporation (the "Corporation"), acting pursuant to the provisions of Section 23-1-34-2 of the Indiana Code, does hereby unanimously adopt the following resolutions:

APPROVAL OF CERTIFICATE OF DESIGNATION

WHEREAS, there has been presented to the undersigned a Certificate of Designation for the Corporation, a copy of which is attached hereto as Attachment A, which sets forth the rights, preferences, privileges and restrictions of such Series A-2014 Preferred Stock; and

WHEREAS, the undersigned deem it to be in the best interests of the Corporation to approve and adopt the Certificate of Designation.

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Designation in the form attached hereto as Attachment A is hereby adopted and approved;

RESOLVED FURTHER, that the Chief Operating Officer of the Corporation is authorized and directed to execute the Certificate of Designation and to cause the Certificate of Designation to be filed with the Indiana Secretary of State; and

RESOLVED FURTHER, that there shall be reserved a number of shares of the Corporation's Common Stock as may be required to be issued upon the conversion of the Series A-2014 Preferred Stock, and that all such shares, when issued and delivered in accordance with this resolution shall be validly issued, fully paid and non-assessable.

IN WITNESS WHEREOF, the undersigned has executed this Action by Written Consent of the Board of Directors effective as of December 17, 2014.

/s/ Warren Wang
Warren Wang, Director

/s/ James Toreson
James Toreson, Director

/s/ Brett Roper
Brett Roper, Director